EXHIBIT 23.1

                           INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of BorgWarner Inc. on Form S-3 of our report dated February 6, 2003 (June 24, 2003 as to the last paragraph of Note Eleven and to Note Fourteen) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), included in the Current Report on Form 8-K dated July 2, 2003 of BorgWarner Inc. and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
July 3, 2003